WidePoint Corporation
2007 Earnings Conference Call
April 7th, 2008

Operator:        Ladies and gentlemen, thank you for standing by and welcome to the WidePoint Corporation 2007 Earnings conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection.

                I would now like to turn the conference over to Cale Smith from Hawk Associates. Please go ahead, sir.

Cale Smith:        Thank you Nicole. Good afternoon, this is Cale Smith from Hawk Associates. Welcome to the WidePoint year-end 2007 conference call. On the phone today are Steve Komar, CEO of WidePoint; Jim McCubbin, the company’s Chief Financial Officer, Dan Turissini, WidePoint’s Chief Technology Officer and CEO of subsidiary ORC and Jin Kang, CEO and President of iSYS.

                I’d like to begin by reading the company’s Safe Harbor Statement and then we will hear from Steve and Jim before they take your questions.

                This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

                Now here is Steve with his opening remarks.

Steve Komar:        Hi, thank you Cale and good afternoon to everyone. On behalf of the WidePoint management team, I’d like to welcome you all to the company’s 2007 Year-end Earnings and Investor call and as always, to thank you for your time and interest in the company.

                During our last investor call which was several months ago, I made a reference to the fact that we were working with two companies very closely and had forged a strategic alliance with each of those and gave a little bit of a teaser associated with the fact that we felt there would be some more information soon to come. As many of you are aware, at least one of those companies has transformed itself into an acquisition for WidePoint Corporation and today, I’m basically pleased to formally welcome Jin Kang, CEO of iSYS, LLC, to WidePoint, to this conference call and to our management team.

                The iSYS acquisition which was completed in early January essentially doubles WidePoint’s size. It provides synergies in two of our core business segments and also opens an exciting new market opportunity for us in the mobile telecom managed services field.

                Both Jin and Dan Turissini of ORC, will be available for discussion and to answer your questions later in this call.

                Now back to 2007 results. Our PKI related businesses performed strongly with revenues more than doubling versus the prior year. 2007 revenues came in at $3.6 million in the PKI sector. Unfortunately this growth was not sufficient to offset a year-to-year revenue shortfall in the engineering and consulting segment, due primarily to a number of large one-time software sales that occurred during the prior year period, and in addition to that, some drop-off in billable consultants hours during 2007.

                As a result, revenues totaled $14.1 million in 2007, which was $3.9 million less than that achieved in 2006. On the other hand, gross profit totaled $3.6 million in 2007, with gross margins improving from 21% in the prior year, to 25% in the 2007 year, a lot of that due to a shift to higher margin revenues and revenue mix. And both the engineering consulting and PKI segments were profitable at the operating income line. Jim McCubbin will expand upon and analyze some of these figures during his comments to follow.

                Well, it’s already April of 2008, so a look to 2008 and the future would seem appropriate.

                We are experiencing positive trends in our business segments ranging from the Transportation Worker’s contract and alliance with Lockheed Martin Corporation across to our alliance with the FiXs Smart Card Alliance in the PKI segment, and across to the recently awarded — by the General Services Administration — FSSI contract to iSYS, in our newly acquired mobile telecom services segment.

                We also see activity levels accelerating throughout the Federal contracting process as the year progresses. In summary, we remain quite optimistic about our growth trajectory for 2008 and beyond. We see aggressive growth rates for both our PKI and mobile telecom segments and a more stable and measured growth in our engineering and consulting offerings.

                Our current multi-year contract revenue backlog is approaching $100 million, with sizeable additional awards already in the pipeline. We believe the outlook is very promising for both the company and its investors and want to assure you that management is committed to maximizing this opportunity for success.

                I’d like to thank you for your attention. Now I’d like to turn the meeting over to Jim McCubbin to take you through a more detail financial and operational review, after which we will open the meeting to your questions and any other discussions. Jim?

Jim MCubbin:        Hello everyone. Steve has pointed out 2007 was again a very productive year for us at WidePoint.

                Revenues for the year ended December 31st, 2007 were approximately $14.1 million, a decrease, as Steve said, of approximately $3.9 million as compared to revenues of approximately $18 million for the year ended December 31st, 2006. This decrease was materially attributable to a spike of software resales which occurred in 2006 to government agencies for prep work for the launch of related HSPD-12 work that we commenced in 2007.

                The 2006 software resales were not recurring events in 2007 and therefore does provide a bit of a skewed result, offset for our otherwise very positive revenue performance, as we’ve been shifting more of that performance towards the PKI segment.

                The positive trend that we are pleased with is that our continued year-in and year-out growth as I said, in PKI credentialing managed service segment has grown. This segment continues its strong upward growth with revenues approximately, up 103%, increasing from $1.8 million to approximately $3.6 million in 2007. Given the budget difficulties that we experienced in 2007 had all but stalled HSPD-12 efforts, we’re very pleased that we found ways to continue this strong growth and look forward to positioning us for that continued strong growth in 2008 and beyond.

                Another positive event as Steve mentioned, was improvements in our gross margins in 2007. For the year, we witnessed these improvements moving from 21% to 25% in the year ago period. We do anticipate that our gross margins in our consulting segment and our PKI segment should continue to expand as our PKI segment grows in relationship to the combined mix. As our PKI segment further expands, we also believe that those margins will reach critical mass, as the financial model then exceeds carrying costs, and then more of those revenues on a recurring basis, to the gross margin line, will find its way to the bottom line.

                Well, looking at our other costs such as SG&A, depreciation, amortization and interest income, those components leveled off in from 2007 as compared to 2006 in absolute terms, with about $4.2 million being incurred in both years.

                In 2007, in fact, backing out the approximately $580,000 related to depreciation expense, amortization expense and stock compensation expense, we actually had the equivalent of net income of approximately $62,000 – all positive signs again on how we’ve been managing our balance sheet in what was a difficult environment in 2007, which is now just starting to change for the positive in 2008.

                So, as a result of this, our net loss for the year ended December 31st, 2007, was approximately $500,000 or $0.01 per basic and diluted common share, a slight increase over the $400,000 net loss, or $0.01 per basic and diluted share we recognized in 2006.

                And again, given the 2007 budget setbacks we realized, we’re very pleased with this result, that we grew our PKI segment and made all of our internal investments from internal sources. In fact, we ended the year with net working capital of approximately $3.3 million, with $1.8 million in cash and cash equivalents and $4.8 million in accounts receivable, only offset by $3.4 million in accounts payable and accrued expenses.

                That brings us to the end of 2007, but many things happened at the end of 2007 and the beginning of 2008. This all started with several exciting developments. We entered 2008 with expanding our commercial loan agreement with Cardinal Bank. This opportunity in working with the bank, in again a very difficult marketplace, led us to the acquisition of iSYS in January, 2008.

                Looking at iSYS, iSYS had revenues of approximately $20 million last year and net income of approximately $1.4 to 1.5 million on a stand-alone basis, as a privately held company. With a backlog of $75 million that they brought to the table with us entering 2008, we’re looking for very strong continuing growth from iSYS being a part of WidePoint going forward.

                We can’t say enough about the synergistic benefits of this acquisition, as it brings forward information assurance strengths from our ORC operations and iSYS operations and brings them together, adds forensic informatics, which is very important to us because of the secure — what we believe is — the securitization necessities of those very important lines of information and communications between the different labs around the state and the FBI.

                With that, we have also found ourselves now being one of the largest Federal Government providers of mobile telecom managed services in the wireless environment. We believe that’s very synergistic to our security business as the securitization of PDAs and other devices adds strength and benefits to our PKI model, in which case, at this time, we’re performing it on laptops, desktops and with special devices and smartcards, again expanding our reach. Major benefits for what we’re capturing on a competitive basis.

                But that wasn’t alone what’s happened in the transition period from 2007 to 2008. Other positive events that we witnessed in the first quarter of 2008 have included several contract wins, the addition of a new major contract vehicle, several partnerships and teaming relations and several contract extensions.

                During the first quarter we have had wins with the FSSI, which is Federal Strategic Sourcing Initiative, for approximately $93 million, which we believe will be implemented starting in the second quarter of this year. We have also had extensions and growth within the Department of Homeland Security, with DOA, WHS, CDC, TSA and the DOD — major acronyms that seem to be prevalent within the Federal Government, but again, across all boards, we’ve seen some major movement into the end of the first quarter with these extensions and contract awards that we’re very pleased with.

                We also during the first quarter became FiXs certified. We have signed up a major association to provide FiXs credentials with that will add another 40,000 members, as an opportunity for us this year. We’ve added another agency, under HSPD-12, and we started what we believe will be a major DOD initiative that all is going to be starting in the end of the first quarter and moving forward in the second quarter.

                Most of these items, more for competitive reasons than nothing, we will probably be putting out some press releases defining them over the next 60 days. We do want to make sure that we have things well underway, and that we have them wrapped up where there can be no competitive threats for us.

                So we’re looking at the beginning of the first quarter of 2008, what you see is when we sees that the Federal Government completes its budget process, we’re anticipating revenues of more than $7 million in this quarter and we’re expecting, based on backlog, contract wins to see this revenue base grow sequentially in each quarter outward.

                So with that, we’re pleased with how we came through 2007 given the environments, we’re pleased at how we found ourselves expanding the business base materially with the acquisition of iSYS, we’re very pleased with the contract wins and the forward movement we’re finally starting to realize in the first quarter of this year, and we’re expecting, as Steve said earlier, many positive events for both the shareholders and the company, looking forward as we move beyond 2008 into 2009 and ‘10.

                So with that Steve, thank you very much.

Steve Komar:        Thank you Jim. I appreciate the expanded information sharing, very well done. I would now like to turn the call back over to Nicole, hopefully she can help us move on and open, and open the call to take your questions.

Operator:        Thank you sir. Ladies and gentlemen, at this time we will conduct the question and answer session. As a reminder, if you do have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, you’ll need to lift the handset before making your selection.

                Our first question comes from the line of Jeff Miller with JMG Capital. Please go ahead.

Jeff Miller:        Hi guys. I just have a quick question, you guys combined I guess pro-forma revenues of $34 million for last year, combining iSYS and you. Shouldn’t revenue be a little greater than $7 million for the first quarter ‘08, going forward?

Jim McCubbin:        Well right now we’re projecting seasonally, so — no. First quarter has always been light with us. We’re looking forward to quarter-to-quarter growth based on backlog. But on the first quarter and what we’re estimating right now, that’s just where we are, Jeff.

Jeff Miller:        Okay. So...

Jim McCubbin:        We do see a major level of growth, quarter-in and quarter-out.

Jeff Miller:        Okay.

Jim McCubbin:        Okay – sequentially.

Jeff Miller:        Understood, okay. So we can expect then a ramp-up as you go through the year?

Jim McCubbin:        That’s correct and last year in ‘07 if you would have seen it on pro-forma basis, you’d have seen a ramp as well.

Jeff Miller:        Okay.

Jim McCubbin:        And if you look at the 8-K/A Number 1 filed earlier in March, on iSYS, you will see their nine month numbers, and then take a look at their nine month and their 12 month number I just projected, and you’ll see how that ramp occurred there as well.

Jeff Miller:        Right.

Jim McCubbin:        Third quarter, fourth quarter, you do most of your business.

Jeff Miller:        Perfect. Thanks very much.

Operator:        Thank you. Our next question comes from the line of Jeremy Grant with Stanford Group. Please go ahead.

Jeremy Grant:        Hey, good afternoon guys. How are you doing?

Steve Komar:        Hi Jeremy. Good, thank you.

Jeremy Grant:        Good. Hey, I wanted to ask you a bit about backlog. You were talking, it's up to around $100 million now over multiple years. I know a lot of it comes from - I think it's the new mobile telecom management IDIQ?

Steve Komar:        Not on the base one. The base $100 million we refer to does not include the $93 million FSSI contract.

Jeremy Grant:        Okay. Can you break down a little bit of what the $100 (million) does include, or I guess...well that's sort of part A of the question. Part B is, how much do you look at as funded backlog heading into 2008?

Jim McCubbin:         Jeremy, its Jim. Right now the $93 million on the IDIQ contract for the FSSI program is not included in that number.

Jeremy Grant:        Okay.

Jim McCubbin:        Two, you’re looking at about $50 million funded, okay? You’re looking at that spread over the next two years, at the minimum.

Jeremy Grant:        Okay.

Jim McCubbin:        On top of that they’re coming from several programs with DHS, TSA and clients that we presently have.

Jeremy Grant:        Okay.

Jim McCubbin:        That help?

Jeremy Grant:        Yes, so the $50 (million), I was just trying to get an idea of what's near-term versus sort of, I guess, a little bit further out in the ether.

Jim McCubbin:        Right. But we also believe by the end of the second quarter we'll be able to expand that number and give you a little bit greater detail.

Jeremy Grant:        Okay, yeah, you’re just closing the acquisition and everything here, so that creates some issues. Hey, I’m wondering if you could talk a bit about some of the opportunities on cyber security. I know you mentioned both with WidePoint’s ORC as well as with iSYS, and obviously, you know, here in Washington there’s a tremendous effort going on with this whole new cyber security initiative. Where do you see yourself particularly strong within that universe?

Steve Komar:        Good question. Dan, do you want to take a shot at that?

Dan Turissini:        This is Dan. Hi Jeremy.

Jeremy Grant:        Hi Dan.

Dan Turissini:        As you know what we are offering out of ORC is constantly increasing across the identity management environment, including the hosting of identity-protected, or certificate-protected assets and data. So we’re going with a lot of our large partners who are starting to deploy the various types of cards. A lot of them all focused around the FIPS 201 and we are offering other transactional data environments that provide, I don’t want to say the specifics because of other folks, competition…but data that is going to be supported and provided to card holders, and more often relying parties who are authenticating folks with the cards, but also needs specific information as to determine their privileges and access requirements.

Jeremy Grant:        Okay. Is there anything coming from the iSYS side that also plays in that?

Jin Kang:        The stuff that we’re doing is that we’re providing professional services, and as you said, cyber security is a primary objective for the Federal Government. And so we’re working closely with the Department of Defense and other Federal agencies to help them secure their system. We’re providing professional services and engineering services, so we feel that that particular area will continue to experience substantial growth.

Jeremy Grant:        Okay, great. And then the last question that I had was the doubling of PKI revenue. Is TWIC the largest driver there, or were there some other things as well to be looking at?

Jim McCubbin:        Other things as well Jeremy.

Steve Komar:        I think the answer is both.

Jeremy Grant:        Okay. Right, that's all I had, thanks.

Steve Komar:        Thank you Jeremy.

Operator:        Thank you. Our next question comes from the line of Sam Donaldson, private investor. Please go ahead.

Sam Donaldson:        Gentlemen, given all the positive developments that you’ve outlined here, and I take it there’s not going to be these one-time spikes that occurred in ‘06, in ‘07, is it reasonable to anticipate a net operating profit this year and perhaps even a healthy one? And if not, what would be the factors inhibiting that?

Steve Komar:        Well Sam, hi by the way, this is Steve.

Sam Donaldson:        Hi Steve.

Steve Komar:        I’m going to answer your question within the limits of my ability to do so without undue disclosure. But I think it’s fair to say, and I’m sure I speak for everybody on this end of this phone call, that we expect to have robust operating earnings in 2008.

Sam Donaldson:        Well, I know you can’t pin down to a figure, but I guess the last part of my question really was the important part. Do you see any factors that might inhibit it? For instance, we do business with the Federal Government to a large extent, and I take it, the recession that we are either in or may go into, is not going to materially affect that. But tell me if you see anything else on the horizon that we might watch for.

Steve Komar:        Well Sam, I guess to some extent we all live with this every day. That client risk is clearly there. We don’t consider it a high risk at this point and you know, we feel pretty positive about the directions. And if you talk about the structural risks, well the political process number one, a continuation of military efforts and the impact that they might have in terms of draining available funding, those are all real life risks that we live with. But we have not seen deterioration as a result of that recently. We did, as we mentioned earlier, 2007 was a difficult year. Part of that was associated with the diverting funding to the war effort, but we do not see that at this point in time as a major risk.

Sam Donaldson:        Surely, Congress this year, after two years of not funding the Federal Government, other than continued resolutions and that type of money, is going to do something in addition to that. That’s all I have, but again I want to thank you and congratulate you on your efforts.

Jim McCubbin:        Hey Sam – it’s Jim.

Sam Donaldson:        Hey Jim.

Jim McCubbin:        How are you bud?

Sam Donaldson:        Good.

Jim McCubbin:        The IT budget and everything has passed. It has been expanded. They are putting more money into IT security on Dan’s side. On Jin’s side, which we really haven’t gotten into a whole lot — we’ll get more into in the first quarter — he’s actually part of the initiative. He saves money for most of the agencies in what he does, and there’s a big flight to what he’s doing this year, purposefully so it’ll loosen up some other budget money within those agencies to do other endeavors. And that’s why the large contract award for the Federal Strategic Sourcing Initiative was really all about how the agencies can save money. And that’s why we believe that will give us a little bit of an added punch in almost any recessionary environment. But of course, Steve told you the hindrances, I just wanted to point out some of those factors and why we did the iSYS acquisition in positioning us going forward.

Sam Donaldson:        Well look, if we can save the Government money at the same time make money for WidePoint, that's a two-fer! Thanks again.

Steve Komar:        Thank you Sam.

Operator:        Thank you. Our next question comes from the line of Barry Zelin with Axiom Capital Management. Please go ahead.

David Jordan:         Yeah, hi, this is David Jordan; I'm sitting with Barry Zelin, good morning.

Steve Komar:        Hi Dave.

David Jordan:        I just have a couple of questions. I’ll rattle them off so you can respond to them when you want. Number one, what did you pay for iSYS? Number two, you mentioned, I think Steve mentioned, the second company, could you tell us the status about that? And I think you mentioned that you had a $95 million backlog and I think I briefly heard you expect that to be done in two years. That would imply $50 million a year. So would it be fair to assume that even if it’s back-ended a little bit, you’re going to do at least $40 million out of that almost $100 million? And was there some number in that you said, aside from the $95 million in the backlog, there was another $50 million contract, or did I get that wrong? I’m sorry, it’s a lot of questions but I appreciate being a shareholder so…

Steve Komar:        If you don’t, if you don't mind us sort of shot-gunning back at you...

David Jordan:        Absolutely.

Steve Komar:        We’ll answer as many of those as we can.

David Jordan:        I appreciate that.

Jim McCubbin:        Hi David, hi Barry, it's Jim. One, your first question on purchase price,

David Jordan:        Yes.

Jim McCubbin:        The purchase price we have spec’d out in an 8-K that was put out in January, approximately January 8th, which spells out the terms. In general, high level terms, the principal was paid $5 million in cash, which is Jin, Jin was also paid one and a half million in shares and then there was placed into escrow three million shares of stock. Also there on mid-March there was an 8-K/A, which has the pro-forma impact describing and showing both his audited financials in 2005 and 2006, and the nine month period in 2007. There’s also pro-formas of what the companies look like together. I think that will help you understand, not just the transaction value, but also the accretiveness of the transaction that was entered into it.

David Jordan:        Right. Appreciate that.

Jim McCubbin:        Okay.

David Jordan:        The second company that you mentioned?

Jim McCubbin:        There’s also a $2 million note, David.

David Jordan:        Okay.

Steve Komar:        If you think of it in terms of five million in cash, two million on a note, one and a half million shares, that's the transaction. Everything else is associated with performance incentives going forward.

David Jordon:        Yeah, it was a great acquisition. And what happened with the second company Steve?

Steve Komar:        The second company remains a strong strategic alliance partner today. We are working with them very closely in terms of synergizing some of our product opportunities, but that’s as far as I can go today.

David Jordan:        Might they be acquired?

Steve Komar:        It’s always a possibility.

David Jordan:        Okay that’s fine. Okay, I’ve got two more.

Jim McCubbin:        David, in no event would we ever acquire somebody unless it was very accretive for us. In the K, you will see that we will have financed them to a small extent, and we will have collateralized all their assets with that financing. But again, we try to do things where there’s proof of performance and that there’s only a benefit to us. And that’s what we’re looking for, so therefore there’s a win/win for both parties. Again, it has to be a win/win for both parties and very accretive for our shareholder base.

David Jordan:        Great. Could you comment on my confusion about the $95 million backlog and maybe another $50 million contract? And I think Jim you’re the one that said you expect to recognize the contract value in two years. Was I mistaken with that?

Jim McCubbin:        We threw out a whole lot of numbers there.

David Jordan:        Right.

Jim McCubbin:        It may have confused you. To keep it a little simpler — we came into the year and we’re positioned right now with about $100 million in backlog opportunity. Of that, there’s, as Jeremy asked earlier, there’s about $50 million of it funded that we think we’ll recognize over the next two years at the minimum. That does not include though, any of the contract wins such as FSSI and the others that I discussed. With the FSSI contract alone being an IDIQ contract worth $93 million over a five year horizon.

David Jordan:        Okay, so if you take the $90 (million), if you take that contract, and if it’s equally, you know, distributed over the five years, that’s $20 million in the other, that’s $50 million, in two years that’s $45 million, so I would think that a $35, $40 million revenue number is, is not unobtainable, or is obtainable.

Jim McCubbin:        David, we’re not commenting on this right now. What we did comment on is we’re looking for greater than seven million in the first quarter and we’re looking for sequential revenue growth quarter-in, quarter-out, for the rest of ‘08. That’s what we said.

David Jordan:        With rising margins I believe you said also.

Jim McCubbin:        Along with rising margins. We’re pleased with our backlog opportunity, we’re pleased with the contract wins that we’re just starting to get. A lot of the work in wins occurred in March. We want to get a lot of that work going before we really discuss it in any details for competitive reasons.

David Jordan:        In the, this is the last question I promise; in the space that you’re in, is anybody recognizing a greater level of revenues or the visibility of a greater level of revenues than you?

Jim McCubbin:        We believe we’re market leaders in the two segments that we have niches in.

David Jordan:        Sounds great.

Steve Komar:        With PKI and mobile TEMS.

David Jordan:        Great, you're doing a great job and I appreciate your time. Thank you very much gentlemen.

Jim McCubbin:        Thanks David.

Operator:        Thank you. Our next question comes from the line of Victor Sedaka with Gunn Allen Financial. Please go ahead.

Victor Sedaka:        Hi gentlemen, how are you?

Steve Komar:        Hi Victor.

Victor Sedaka:        Congratulations on your efforts as well. Any idea when you see any visibility where you can give guidance for the rest of the year?

Jim McCubbin:        Victor, with us just finishing the acquisition, pulling together everything with our filings, getting everything started in the first quarter, we’re not in a position to even remark on that yet. We’re still pushing everything to complete so we have a good 2008. At such time that we really have our hands wrapped around that, we’ll try to give it to you. We’re just not there right this second.

Victor Sedaka:        Okay. Would you say maybe two quarters out, maybe another quarter out?

Jim McCubbin:        Again, Victor, we’re just not ready to comment on that yet.

Victor Sedaka:        Okay. Okay, all right, all else looks well. Very good, thanks guys.

Steve Komar:        Thank you.

Operator:        Thank you. Ladies and gentlemen, if there are additional questions, please press the star followed by the one on your touchtone phone. If you would like to decline from the queue, please press the star followed by the two. Once again, if you are using speaker equipment, you will need to lift the handset before making your selection.

                Our next question comes from the line of Gerry Farber with Gerry Farber LLC. Please go ahead.

Gerry Farber:        Hi good afternoon. I was wondering if you could just help out going through the sources and uses of cash in ‘07. What was operating cash flow and other sources of cash? What were the uses of cash which brought us to the year-end cash balances, and any commentary about ‘08 cash flow and any other financing fees, perhaps?

Steve Komar:        Sorry Gerry, but we, I'm definitely turning this one to Jim.

Jim McCubbin:        Hi Gerry, I haven’t filed the 10-K yet with the statement of cash flows on it. So I can’t really go into great detail with it. We’ll be filing the 10-K in a couple of days. I can walk you through it at that time, if you don’t mind.

Gerry Farber:        Okay. As a sort of a follow-up, I assume the year-end cash balance reflected - did that, the event of your cash acquisition, take place subsequent to year-end?

Jim McCubbin:        Yeah, the acquisition and the debt all happened in January, early January, of 2008.

Gerry Farber:        I see, right. So the year-end cash, we still are - was basically the result of operating cash flow and uses.

Jim McCubbin:        That’s correct. And with that, if you back-out the net loss, you back-out depreciation, amortization, stock compensation expense, those three items alone bring you positive, and then what you’re going to have is some major pay-down in payables, which gets you to about the $3.3 million in working capital that I discussed. We managed cash very effectively last year, while also making some investments within our infrastructure at ORC for the FiXs credentialing and other credentialing programs. So we’re very pleased with how that turned out, because how well it turned out. It allowed other things.

Gerry Farber:        Okay thank you.

Jim McCubbin:        Thanks Gerry.

Operator:        Thank you. And we have no further questions in the queue. I'd like to turn it back over to management for closing remarks.

Steve Komar:        Thank you Nicole. I would just say in closing that we appreciate everyone’s continued attention and interest. We really believe as a team that we’re on the threshold of some very exciting things in 2008 and beyond and we look forward to the opportunity to be able to talk with you again soon and to share some of those upsides. Thank you again.

Operator:        Thank you. Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.